30 de abril de 2002

D. Jose Ramon Gonzalez

Banco Santander Puerto Rico

Estimado senor Gonzalez:

Confirmando las conversaciones mantenidas, le comunico los terminos y condiciones acordados con motivo de su nombramiento como Presidente y Chief Operating Officer de Santander BanCorp y de Banco Santander Puerto Rico (en adelante en conjunto "el Grupo"):

  En su nuevo cargo se responsabilizara por y supervisara todas las areas de negocio del Grupo en Puerto Rico (excepto Santander Overseas Bank). Su dependencia sera del Chairman y Chief Executive Officer del Grupo quien sera el Country Head de Puerto Rico. Expresamente se establece que sera responsabilidad compartida con el Chairman y Chief Executive Officer la contratacion y desvinculacion de los empleados y directivos de las areas que le reportan.
  Las condiciones establecidas en el presente documento tendran una duracion de 3 años finalizando, por tanto, el 30 de abril de 2005.
  Durante el periodo en que rigen estas condiciones, el Grupo podra dar por terminada la relacion laboral con usted en los terminos previstos en ley sin derecho a compensacion adicional alguna. El Grupo tambien podra dar por terminada dicha relacion laboral sin que medie justa causa. En este ultimo supuesto, usted percibira como indemnizacion compensatoria la mayor de las siguientes cantidades:

    EI importe bruto pendiente de percibir desde el momento en que se produjera su desvinculacion del Grupo hasta el dia de terminacion del presente contrato (30 de abril de 2005), de acuerdo al salario anual que se le establece en la clausula 3; O
    US$700,OOO brutos

  Si al termino de este contrato este no se prorrogara de mutuo acuerdo, el Grupo Ie abonara la suma de US$700,OOO brutos como compensacion unica por su desvinculacion de la Entidad, quedando liberado usted de toda responsabilidad adicional bajo este contrato, salvo el acuerdo de no concurrencia temporal de la clausula 6.

  Su salario anual bruto queda establecido en US$550,OOO, repartidos en el numero de pagos que tenga establecido el Grupo. Asimismo. seguira usted contemplado en la politica de bonos del Grupo.
  El resto de condiciones y beneficios se regira segun las politicas aplicables a los ofidales y empleados del Banco y el acuerdo suscrito con usted de fecha 19 de julio de 2001.
  Usted reconoce que las funciones y deberes que desempeñara bajo este contrato son de naturaleza esencialmente confidencial, y como tal usted vendra en conocimiento de datos, asuntos, planes y estrategias, asi como informacion financiera confidencial del Grupo y de sus clientes. Por ello, usted se compromete a mantener en la mas absoluta confidencialidad y a no divulgar esta informacion durante y despues de la vigencia de este contrato.

  En el supuesto de desvinculacion por la circunstancia prevista en el ultimo parrafo de la clausula 33, en consideracion a (os beneficios establecidos en este contrato y a la compensacion especifica reconocida en dicha clausula, usted no podra prestar sus servicios profesionales en otra compañia de la Industria Bancaria de Puerto Rico hasta que transcurran seis meses de su salida de Banco Santander.

  De surgir cualquier disputa sobre fa interpretacion, validez, cumplimiento 0 terminacion prematura de este contrato que no haya sido resuelta par las partes, debera ser sometida a arbitraje compulsorio en la ciudad de San Juan, Puerto Rico, de conformidad con las reglas de la American Arbitration Association. La parte que interese arbitraje debera notificarlo a la otra, no mas tarde de diez (10) dias. Los costos del arbitraje, incluyendo los honorarios del arbitro, seran pagados por el Banco. Gada parte pagara los honorarios de su propio abogado y los gastos de preparacion y presentacion de su evidencia.

Le ruego que en señal de conformidad firme el presente documento.

Aprovechando para desearle 1os mejores exitos en sus nuevas funciones, le saludo muy atentamente.

By/s/ Ivonna J. Pacheco, PVPS

Directora de Recursos Humanos

En conformidad:

By/s/ Jose Ramon Gonzalez